Exhibit 10.3
                              EMPLOYMENT AGREEMENT



     This Employment Agreement is effective as of the 2nd day of July, 1998 ("Effective Date"), by and between Timothy P. O'Neil ("Employee") and TransFinancial Holdings, Inc., a Delaware corporation ("TFH").

RECITALS


     1. Employee for a number of years has been an executive officer of TFH, has expertise in its business, and desires to continue such employment on the terms and conditions hereinafter set forth.

     2. To induce Employee to continue his employment notwithstanding actions by others to take control of TFH, and to give to him the independence necessary to negotiate with such others for the benefit of TFH and all its stockholders, TFH has agreed to pay and provide to Employee the compensation and other benefits hereinafter set forth.

     3. The parties desire to here set forth all of the terms and provisions of their agreements relating to the employment of Employee.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:

AGREEMENTS


     1.   Employment.    TFH hereby employs Employee as its President and Chief

Executive, and Employee accepts such employment and position. Employee is an employee at will, and his employment may be terminated at any time, and for any reason, or no reason; provided, however, that until such termination and, in some instances, thereafter, as provided in paragraph 8.c. hereof, Employee shall be entitled to the compensation and other benefits herein provided unless and until the parties hereto shall otherwise agree in writing.

     2.   Employee's Duties and Responsibilities.  Employee shall be the

President and Chief Executive of TFH, and shall report directly to its board of directors. Employee's duties on behalf of TFH shall be the usual and customary duties and responsibilities of a chief executive officer, and he shall to the best of his ability perform the same and such other lawful duties as shall be from time to time assigned to him by the board of directors so long as the same are not inconsistent with his position. During the term of this Employment Agreement, Employee agrees to devote his entire skill, attention, loyalty and diligence to serving and promoting the business of TFH, and agrees that he shall not, directly or indirectly, during the term of this Agreement, engage or participate in any other activities for profit or in conflict with the interest of TFH; provided, however, that Employee shall be entitled to devote reasonable time to his personal investments and affairs.

     3.   Base Compensation.  During the term of this Employment Agreement,

Employee shall be paid base compensation at the rate of $160,680 per year, in semi-monthly installments, or in installments otherwise applicable to compensation paid to the executive officers of TFH, subject to withholding for applicable federal, state, local, social security and unemployment taxes, and any other withholding required by law. Base Compensation and Incentive Compensation shall be reviewed annually and may be increased by agreement of the parties.
     4.   Incentive Compensation.  For each year or portion thereof during the term hereof, from and after the Effective Date, Employee shall be entitled to receive incentive compensation equal to such percentage (which may exceed 100%) of $69,000 as shall be determined in accordance with Exhibit A hereto. Such incentive compensation shall be computed within 30 days after receipt of the report of TFH's independent auditors on the consolidated net income of TFH. The amount so computed shall be paid to Employee within 30 days of such determination.

     5.   Benefits.  In addition to base compensation and incentive

compensation, Employee shall be entitled to the following:

          a. The exclusive use of an automobile owned by TFH which is to be replaced every four years or earlier at such time as such automobile has been driven 80,000 miles. Employee shall have the option, but not the obligation, to purchase any of such automobiles, at the time of replacement thereof, at the depreciated net book value thereof on the books of TFH.

          b. Medical insurance to the extent provided by TFH to its other executive officers.

          c. Long-term disability to the extent provided by TFH to its other executive officers.

          d. Life insurance to the extent provided by TFH to its other executive officers.

          e.   Four weeks paid vacation per year.

          f. Participation in all welfare and benefit plans maintained by TFH and its affiliates for the officers or TFH, as amended from time to time, and as restricted by their terms and rules prohibiting discrimination in favor of highly compensated employees.

          g. Such stock options as TFH shall from time to time grant to Employee pursuant to Stock Option Plans from time to time in effect.

          h. Nothing contained herein is intended to, or shall, replace or in any way alter Employee's rights or the obligations of TFH under existing Deferred Compensation and Supplemental Benefit and Collateral Assignment Split-Dollar Agreement.

     6.   Confidentiality.  Employee agrees that he shall not, at any time during or following the term of his employment hereunder, directly or indirectly use, disseminate, divulge or disclose, for any purpose whatsoever, any Confidential Information (as hereinafter defined) which has been given to or obtained by him as a result of his employment. For purposes of this paragraph, Confidential Information shall include the identity and location of customers, financing, accounts, systems, procedures, policies, manuals, trade secrets and other information peculiar to the operations of TFH and its affiliates and not known to the public in general. In the event of a breach or threatened breach of any of the provisions of this paragraph, or the following paragraph, TFH, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, shall be entitled to a restraining order and injunction in order to prevent or restrain any such breach.

     7.   Non-Competition.  Employee agrees that, during the term of this

Agreement and for a period of two years from and after the termination of his employment, for whatever reason (except in the event such termination is pursuant to paragraph 9 hereof), he shall not, directly or indirectly:
          a. Solicit of divert business from any customer of TFH or any other business owned directly or indirectly by TFH; or

          b. Solicit for employment or employ any person who in the prior six months has been an employee of TFH or any other such business; or

          c. Individually or through any corporation, partnership, joint venture, trust, limited liability company or person, engage in any business competitive with the business then being conducted by TFH, or any other business owned directly or indirectly by TFH, at any place and in any state in which TFH or such other business is then conducting its business.

     8.   Termination of Employment.


          a. The employment of Employee under this Employment Agreement will be terminated:

               (i)   Upon the death of Employee;

               (ii) In the event Employee becomes permanently disabled. For the purpose of this Employment Agreement, Employee will be considered to be permanently disabled if, by a mental or physical incapacity, it is impossible for Employee to render, for 180 consecutive days or more to TFH the Employee's Duties and Responsibilities provided in paragraph 2 hereof. Such determination shall be made by a licensed medical doctor designated by TFH and reasonably acceptable to Employee or on evidence that the Employee is eligible for Social Security disability payments. Total and permanent Disability shall exclude disability arising from:
                    (a) Chronic or excessive use of intoxicants, drugs or narcotics; or

                    (b) Intentionally self-inflicted injury or intentionally self-induced sickness.

               (iii) By the mutual written agreement of Employee and TFH; or

               (iv) Within a reasonable period of time following a determination by TFH that "good cause" exists for such termination and the delivery by TFH to Employee of a written notice specifying with factual specificity the actions of Employee which justify TFH's determination that cause exists to terminate Employee's employment pursuant to Paragraph 8(b) herein. Delivery of such notice shall not be determinative of whether cause does or does not in fact exist for purposes of termination of Employee's employment.

          b. For purposes hereof, the term "good cause" shall have the meaning set forth in Section 9(b) hereof.

          c. If employment is terminated by TFH without good cause, TFH shall pay within fourteen (14) days following the date of such termination an amount equal to then existing Base Compensation and all related benefits for two (2) years.

     9.        Change of Control.


          a.   In the event that (1) a Change of Control of TFH shall occur and
     (2) within two years after such Change of Control, Employee's employment with TFH is terminated other than by Employee, for any reason other than Employee's permanent disability, death, normal retirement or Good Cause (as hereinafter defined), or is terminated by Employee for Stated Cause (as hereinafter defined), TFH shall promptly pay to Employee as termination compensation the amount provided in subparagraph e. hereof.

          b. For purposes of this Agreement, "Good Cause" is defined as (1) a material breach by Employee of his obligations under this Employment Agreement which is demonstrably willful and deliberate on Employee's part, committed in bad faith, or without reasonable belief that such breach is in the best interest of TFH and is not remedied within a reasonable period of time after receipt of written notice specifying the breach; (2) conviction of Employee of a felony; (3) fraud committed by Employee against TFH or misappropriation by Employee of the assets of either thereof; or (4) breach of Employee's duty of loyalty or other fiduciary duty or obligation to TFH which is not remedied within a reasonable period of time after receipt of written notice specifying the same.

          c. For purposes of this Agreement, "Stated Cause" is defined as (1) any substantive changes in Employee's duties and responsibilities for TFH which are not approved by him; (2) involuntary relocation or proposed relocation of Employee from Greater Kansas City; (3) any material reduction in the salary or benefits to which Employee is entitled pursuant hereto; or
     (4) any change in the position to which Employee shall report as provided in paragraph 2 hereof.

          d. For purposes of this Agreement, a Change of Control of TFH shall have occurred if, as the result of the acquisition of the assets or securities of TFH by a single person or group, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, or a merger, consolidation, contested election of directors or any combination of the foregoing transactions, (a "Transaction"), either of the following shall occur:
               (i) The persons who were directors of TFH immediately before the Transaction shall cease to constitute a majority of the board of directors of TFH or of any parent of or successor to TFH, or

               (ii) Such person or group becomes the beneficial owner, directly or indirectly of substantially all of the assets of TFH or securities of TFH representing 35% or more of the combined voting power of TFH's then outstanding securities.

          e. The compensation to which Employee shall be entitled pursuant to Paragraph 9.a. hereof shall be equal to 2.99 times the average annual compensation from TFH and its affiliates includable in Employee's gross income, for federal income tax purposes, for the three most recent years ending before the Transaction, or such lesser period as Employee shall have been an employee. In no event shall any amount be required to be paid hereunder that would constitute an "excess parachute payment" within the meaning of S 280G(b) of the Internal Revenue Code.

          f. In the event that Employee's employment terminates after a change in control so as to entitle him to the compensation provided in subparagraph e. hereof, Employee shall be additionally entitled to:

               (i) Immediate 100% vesting of all Incentive Compensation and Stock Options provided or to be provided pursuant hereto or pursuant to Stock Option Agreements with TFH, and

               (ii) All benefits to which he would have been entitled had he retired at normal retirement age from TFH, and

               (iii) Three years of continued participation in medical and life insurance plans, Supplemental Benefit and Collateral Assignment Split-Dollar Agreement and benefit plans of TFH then in effect and in which Employee was participating immediately prior to the Transaction, provided, however, that if there are any limitations on such participation provided in such plans, TFH shall provide Employee during such three-year period equivalent benefits not less favorable to Employee than those to which he would have been entitled as a participant in such plans at the time of the Transaction, except that Employee's entitlement to such participation shall not extend beyond his normal retirement date.

               (iv) The right to purchase the automobile then being provided to Employee under paragraph 5(a) hereof at the price therein specified.

     10.       Burden and Benefit.  This Agreement shall be binding upon, and shall inure to the benefit of, TFH and Employee, and their respective heirs, personal and legal representatives, successors and assigns, provided that no party hereto may assign its rights or obligations hereunder.

     11.  Governing Law.  It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Kansas.

     12.  Severability.  The provisions of this Agreement (including particularly, but not limited to, the provisions of Paragraphs 6 and 7 hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof, and if any court shall determine any provision of Paragraphs 6 or 7 hereof to be unreasonably broad, the parties hereto agree that such provision(s) shall be deemed amended to the greatest breadth which such court shall find to be reasonable and enforceable.
     13.  Notices.  Any notice permitted or required to be given hereunder shall be sufficient and deemed given when in writing, and delivered or sent by certified or registered mail, return receipt requested, first-class postage prepaid, to his last known residence in the case of Employee, and to its principal office in the case of TFH.

     14.  Attorney Fees.  If any party to this Agreement files suit or takes legal action to enforce or avoid its provisions, the losing party shall pay the prevailing parties' reasonable attorney fees.

     15.  Entire Agreement.  This Agreement and the Exhibit hereto contain the entire agreement and understanding between TFH and Employee with respect to the employment herein referred to, and no representations, promises, agreements or understandings, written or oral, not herein contained, shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or be deemed a valid waiver of such provision at any other time.

     IN WITNESS WHEREOF, TFH and Employee have duly executed this Agreement as of the day and year first above written.

Witness:

By:  /s/Larry Pendleton                    /s/Timothy P. O'Neil

                                   Timothy P. O'Neil
                                   TRANSFINANCIAL HOLDINGS, INC.
Attest:

By:  /s/Larry Pendleton                   By: /s/William D. Cox





                                   EXHIBIT A



     (a) Except as set forth in subparagraph (b) hereof, no Incentive Compensation shall be earned unless the net income of TFH (consolidated) or Universal Premium Acceptance Corporation (UPAC), for each full or partial year during the term of the Employment Agreement, shall equal at least 80% of budget (the "Threshold"). If the Threshold with respect to UPAC is met, 16.67% of Incentive Compensation shall be deemed earned, and such amount shall be increased by 1.25% for each whole percentage point by which the net income of UPAC exceeds 80% of budget. If the Threshold with respect to TFH is met, 16.67% of Incentive Compensation shall be deemed earned, and such amount shall be increased by 1.25% for each whole percentage point by which the consolidated net income of TFH exceeds 80% of budget.

     (b) An amount not to exceed 16.67% of Incentive Compensation may be awarded, if, in the sole judgment of the Board of Directors of TFH, such adjustment is necessary to properly reflect Employee's contribution.